                                                             EXHIBIT NO. 99.8(b)

                      MFS GOVERNMENT LIMITED MATURITY FUND
               500 Boylston Street o Boston o Massachusetts 02116




                                                As of April 1, 1999




MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

      This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 10, 1988, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

      Please indicate your acceptance of the foregoing by signing below.

                                                Sincerely,

                                                MFS GOVERNMENT LIMITED
                                                MATURITY FUND




                                                By: W. THOMAS LONDON
                                                    --------------------------
                                                    W. Thomas London
                                                    Treasurer


Accepted and Agreed:

MFS SERVICE CENTER, INC.




By: JOSEPH W. DELLO RUSSO
    ------------------------------
    Joseph W. Dello Russo
    Treasurer

                                                 ATTACHMENT 1
                                                 As of April 1, 1999


                          EXHIBIT B TO THE SHAREHOLDER
                        SERVICING AGENT AGREEMENT BETWEEN
                        MFS SERVICE CENTER, INC. ("MFSC")
              AND MFS GOVERNMENT LIMITED MATURITY FUND (THE "FUND")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.1000% of the average daily net assets of the Fund, subject to applicable performance-related adjustments.